As filed with the Securities and Exchange Commission on April 1, 2010
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form F-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_______________

Gol Linhas Aéreas Inteligentes S.A.
(Exact name of Registrant as specified in its charter)

Gol Intelligent Airlines Inc.
(Translation of Registrant’s name into English)

Federative Republic of Brazil	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Praça Comandante Linneu Gomes, S/N Portaria 3,
04626-020 São Paulo, São Paulo
Federative Republic of Brazil
Attention: Investor Relations
(+55 11 2128-4000)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_______________
 Puglisi & Associates
850 Library Avenue, Suite 204
P.O Box 885
Newark, Delaware
(302-738-6680)
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_______________
With copies to:

Andrew B. Jánszky, Esq. Shearman & Sterling LLP Av. Brig. Faria Lima, 3400 04538 132 São Paulo, Brazil

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, please check the following box. [x]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [x]
      If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Preferred shares, no par value(3)	US$50,698,666.88(4)	US$3,614.81

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, the Registrant is partially offsetting this registration fee of US$3,614.81 against the US$8,084.42 balance in filing fees previously paid by the Registrant upon the filing of a Registration Statement on Form F-3 (Registration No. 333-134188) on May 17, 2006.
(3) Includes preferred shares that may be offered and sold in the United States, including preferred shares in the form of American Depositary Shares, each of which represents one preferred share of the Registrant and which are evidenced by American Depositary Receipts. The American Depositary Shares have been registered under a separate registration statement on Form F-6 (Registration No. 333-116181).
(4) No separate consideration will be received for the preferred share rights or the American Depositary Share rights.

PROSPECTUS

Rights Offering of 3,789,507 Preferred Shares,
Including Preferred Shares in the form of American Depositary Shares

______________________________

In this rights offering, Gol Linhas Aéreas Inteligentes S.A., or the Registrant, is offering:

  holders of American depositary shares, or ADSs, each representing one preferred share of the Registrant, preemptive rights to subscribe for new ADSs; and

  holders of its preferred shares preemptive rights to subscribe for new preferred shares.

Offering to holders of ADSs

     We will grant 0.02877692616 ADS rights for every ADS you own of record on April 2, 2010. One ADS right will entitle you to purchase one new ADS at the ADS subscription price of R$24.38, which was equivalent to US$13.37 on March 26, 2010, plus certain fees and expenses as described in this prospectus. You will also have the opportunity to purchase additional ADSs at the same price if not all of the preferred share rights and ADS rights are exercised. You will bear the risk of exchange rate fluctuations between the U.S. dollar and the Brazilian real relating to the exercise of your ADS rights and will have to pay an ADS issuance fee and financial transaction taxes in Brazil. Rights to subscribe for ADSs will expire at 5:00 p.m. (New York City time) on April 26, 2010.

Offering to holders of preferred shares

     We will grant 0.02877692616 transferable preferred share rights for every one preferred share you own of record on March 30, 2010. One preferred share right will entitle you to purchase one new preferred share at R$24.38 per preferred share. We will reoffer unsubscribed preferred shares and you will have the opportunity to purchase additional preferred shares at the same price if not all of the preferred share rights and ADS rights are exercised. You will have to pay financial transaction taxes in Brazil. Rights to subscribe for preferred shares will expire at 6:00 p.m. (São Paulo time) on April 29, 2010. The preferred shares will not be offered to the public.

     The ADSs trade on the New York Stock Exchange under the symbol “GOL.” The preferred shares trade on the São Paulo Stock Exchange under the symbol “GOLL4.” The preferred share rights are expected to trade on the São Paulo Stock Exchange, or BM&FBOVESPA. ADS rights will not be listed on any exchange and will not be transferrable. On March 26, 2010, the last reported sale price of the ADSs on the New York Stock Exchange was US$12.10 per ADS. The last reported sale price of the preferred shares on the BM&FBOVESPA was R$22.26 per preferred share.

     See “Risk Factors” beginning on page 6 to read about factors you should consider before investing in the preferred shares or the ADSs.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     We expect to deliver the new ADSs and preferred shares purchased through the exercise of rights on or as soon as practicable after May 27, 2010.

The date of this prospectus is April 1, 2010.

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from the information contained in this prospectus. This document may only be used where it is legal to sell the securities offered hereunder. The information in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of the notes occurs.

______________________________

     In this prospectus, we use the terms “the Registrant” to refer to Gol Linhas Aéreas Inteligentes S.A., and “Gol”, “Company”, “we,” “us” and “our” to refer to the Registrant and its consolidated subsidiaries together, except where the context requires otherwise. References to “preferred shares” and “ADSs” refer to non-voting preferred shares of the Registrant and American depositary shares representing those preferred shares, respectively, except where the context requires otherwise.

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WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, which we refer to as the Commission, a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act, as amended. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

     We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, which is also known as the Exchange Act. Accordingly, we are required to file reports and other information with the Commission, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy reports and other information to be filed with the Commission at the public reference facilities maintained by the Commission at 100 F. Street, N.E., Washington D.C. 20549 and at the Commission’s regional offices at 500 West Madison Street, Suite 1400, Chicago Illinois 60661, and 233 Broadway, New York, New York 10279. Copies of the materials may be obtained from the Public Reference Room of the Commission at 100 F. Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Commission’s Public Reference Room by calling the Commission in the United States at 1-800-SEC-0330. In addition, the Commission maintains an internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials.

     As a foreign private issuer, we are not subject to the same disclosure requirements as a domestic U.S. registrant under the Exchange Act. For example, we are not required to prepare and issue quarterly reports. However, we furnish our shareholders with annual reports containing financial statements audited by our independent auditors and make available to our shareholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year. We file quarterly financial statements with the Commission within two months of the end of the first three quarters of our fiscal year, and we file annual reports on Form 20-F within the time period required by the Commission, which is currently six months from December 31, the end of our fiscal year.

INCORPORATION BY REFERENCE

     The Commission allows us to “incorporate by reference” the information we submit to it, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we submit to the Commission in the future and incorporate by reference will automatically update and supersede the previously submitted information. We incorporate herein by reference our Annual Report on Form 20-F for the year ended December 31, 2009, as filed on April 1, 2010.

     We incorporate by reference in this prospectus all subsequent annual reports filed with the Commission on Form 20-F under the Securities Exchange Act of 1934 and those of our reports submitted to the Commission on Form 6-K that we specifically identify in such form as being incorporated by reference until this offering has been terminated.

     As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

     You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

     Gol Linhas Aéreas Inteligentes S.A., Praça Comandante Linneu Gomes, S/N Portaria 3, 04626-020 São Paulo, SP, Brazil, Attn: Investor Relations, Telephone (+55 11 2128 4000).

     We will send the depositary a copy of all notices that we give relating to meetings of our shareholders or to distributions to shareholders or the offering of rights and a copy of any other report or communication that we make generally available to our shareholders. The depositary will make all these notices, reports and communications that it receives from us available for inspection by registered holders of ADSs at its office. The depositary will mail copies of those notices, reports and communications to you if we ask the depositary to do so and furnish sufficient copies of materials for that purpose.

WHERE YOU CAN FIND INFORMATION ABOUT THE RIGHTS OFFERING

     The terms and procedures of the rights offering are described in this prospectus under “Summary of the Rights Offering” and “The Rights Offering.” You may refer any questions regarding the rights offering to MacKenzie Partners, Inc., our information agent:

MacKenzie Partners, Inc.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885

     You may obtain copies of this prospectus and the documents incorporated by reference without charge from the information agent.

     In addition, you may refer questions regarding the ADS rights offering to The Bank of New York Mellon, acting through BNY Mellon Shareowner Services, our ADS rights agent, by contacting the ADS rights agent at the appropriate address below:

By mail:	By hand or overnight courier:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Department	Attn: Corporate Actions Department
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606-3301	Jersey City, NJ 07310

CAUTIONARY STATEMENTS ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein include forward-looking statements. We have based these forward-looking statements largely on our current beliefs, expectations and projections about future events and financial trends affecting our business. Many important factors, in addition to those discussed elsewhere in this prospectus and those discussed in our Annual Report on Form 20-F for the year ended December 31, 2009 which is incorporated by reference herein, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other things:

  general economic, political and business conditions in Brazil and in other South American markets we serve;

  the effects of the global financial markets and economic crisis;

  management’s expectations and estimates concerning our future financial performance and financing plans and programs;

  our level of fixed obligations;

  our capital expenditure plans;

  our ability to obtain financing on acceptable terms;

  inflation and fluctuations in the exchange rate of the real;

  existing and future governmental regulations, including air traffic capacity controls;

  increases in fuel costs, maintenance costs and insurance premiums;

  changes in market prices, customer demand and preferences and competitive conditions;

  cyclical and seasonal fluctuations in our operating results;

  defects or mechanical problems with our aircraft;

  our ability to successfully implement our strategy;

  developments in the Brazilian civil aviation infrastructure, including air traffic control, airspace and airport infrastructure, and the risk factors discussed under “Risk Factors.”

     The words “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, and the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and are not guarantees of future performance.

SUMMARY OF THE RIGHTS OFFERING

Overview

     On March 11, 2010, we declared aggregate dividends of R$185.8 million, for the fiscal year 2009 and announced that we are offering our shareholders the option to reinvest the dividends and subscribe for new shares in a R$185.8 million capital increase. The dividend will be paid on April 16, 2010 to holders of record of ADRs on April 1, 2010 and to holders of record of preferred shares on March 29, 2010. In the capital increase we expect to issue up to 7,622,584 shares, of which up to 3,789,507 are preferred shares and up to 3,833,077 are common shares. We expect to strengthen our balance sheet with proceeds from this right offering in order to: (i) maintain cash and cash equivalents of at least 20% of net revenue in the previous 12 months; (ii) increase operating margins in 2010; and (iii) continue to improve our financial leverage indicators. According to Brazilian law, the issuance of new shares triggers preemptive rights of our existing shareholders. Although we are not obliged under the existing arrangements to extend the preemptive rights to U.S. holders of our preferred shares and ADRs, we have elected to register this rights offering with the Securities and Exchange Commission (SEC), in order to enable U.S. holders to participate in the rights offering.

     We are offering up to 3,789,507 preferred shares, in the form of preferred shares or ADSs, in this preemptive rights offering to holders of our preferred shares and ADSs.

Offering to Holders of ADSs

ADS rights offering
You will receive 0.02877692616 ADS rights for every ADS you hold on the ADS record date (as defined below). One ADS right will entitle you to purchase one new ADS. You will only receive a whole number of ADS rights. The rights agent will aggregate and arrange for the sale of any preferred share rights underlying fractional ADS rights and will distribute the net proceeds of such sale, if any, to ADS rights holders entitled to such proceeds.

Additional ADSs
If you are exercising ADS rights, you may offer to subscribe for additional ADSs in excess of the number of ADSs that your ADS rights entitle you to purchase. You must indicate the number of additional ADSs for which you wish to subscribe and pay the deposit amount described below in U.S. dollars for these additional ADSs when you exercise your ADS rights in the initial ADS rights exercise period. Following the expiration of the initial preferred share rights exercise period, to the extent unsubscribed preferred shares are reoffered to the depositary in one or more reoffering rounds, you will be allocated your pro rata portion of additional ADSs. If the number of additional ADSs available is not sufficient to satisfy your subscription in full, the deposit amount related to any additional ADSs not delivered will be returned to you without interest. We cannot guarantee that you will receive any of the additional ADSs for which you seek to subscribe.

If any preferred shares remain unsubscribed following the initial preferred share rights exercise period and any reoffering round, we may sell the remaining unsubscribed shares in an auction on the BM&FBOVESPA or reduce the size of this rights offering. Holders of our preferred shares in Brazil will have the opportunity to elect, at the time of subscription, to condition their intention to subscribe for the preferred shares to a minimum subscription amount or to receive only the number of shares required to maintain their percentage of issued shares. This opportunity will not be granted to U.S. persons (as defined in Regulation S under the Securities Act) and other holders of our ADSs in the United States. See “The Rights Offering — Offering to Holders of Preferred Shares — Reoffering of Unsubscribed Preferred Shares.”

Subscription Card	BNY Mellon Shareowner Services, as ADS rights agent, will send to each record holder of ADSs a subscription card indicating the number of ADS rights the holder owns.

ADS record dateADS record date	April 2, 2010.

ADS subscription price	R$24.38 per ADS, equivalent to the subscription price per preferred share. You must pay the ADS subscription price in U.S. dollars.

In order to exercise your ADS rights, you must deposit US$14.71, or the deposit amount, per ADS with the ADS rights agent, which is equal to the ADS subscription price of R$24.38 per ADS, converted into U.S. dollars at the Brazilian Central Bank (Banco Central do Brasil), or Central Bank, buying rate of R$1.8231 per US$1.00 on March 26, 2010, plus an additional 10%, representing an allowance for potential fluctuations in the exchange rate between the Brazilian real and the U.S. dollar, currency conversion expenses, ADS issuance fees of the depositary of US$0.05 per new ADS and financial transaction taxes in Brazil. When you exercise your ADS rights, you must also pay the ADS rights agent the deposit amount per ADS for any additional ADSs that you wish to subscribe for should any unsubscribed preferred shares be reoffered to the depositary after the expiration of the initial preferred share rights exercise period. You will bear the risk of all exchange rate fluctuations relating to the exercise of ADS rights.

If the deposit amount is insufficient to cover the actual ADS subscription price in reais plus conversion expenses, ADS issuance fees and financial transaction taxes for ADSs you are subscribing for or are allocated, the ADS rights agent will pay the deficiency to the extent the deficiency does not exceed 20% of your payment. You must reimburse the ADS rights agent for the amount of any deficiency financed by the ADS rights agent prior to your receiving any new ADSs.

If the deposit amount is greater than the actual ADS subscription price plus conversion expenses, ADS issuance fees and financial transaction taxes for ADSs you are subscribing for or are allocated, the ADS rights agent will refund you the excess without interest.

See “Taxation – Material Brazilian Tax Considerations – Tax on Foreign Exchange Transactions” and “Taxation – Material Brazilian Tax Considerations – Tax on Transactions Involving Bonds and Securities” for more information regarding financial transaction taxes for ADSs.

ADS rights exercise period	From April 7, 2010 through 5:00 p.m. (New York City time) on April 26, 2010.

Procedure for exercising ADS rights
If you hold ADSs directly, you may exercise your ADS rights during the exercise period by delivering a properly completed subscription card and full payment of the deposit amount for the new ADSs to the ADS rights agent prior to 5:00 p.m. (New York City time) on April 26, 2010.

If you hold ADSs through The Depository Trust Company, or DTC, you may exercise your ADS rights by timely delivering to the ADS rights agent completed subscription instructions through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure accompanied by payment in full of the deposit amount.

If you are a beneficial owner of ADSs and wish to exercise your ADS rights, you should timely contact the securities intermediary through which you hold ADS rights to arrange for their exercise and for the payment of the deposit amount.

We provide more details on how to exercise ADS rights under “ The Rights Offering — Offering to ADS Holders.”

Exercise of ADS rights irrevocable	The exercise of ADS rights is irrevocable and may not be canceled or modified.

Unexercised rights	If you do not exercise your ADS rights within the initial ADS rights exercise period, they will expire and you will have no further rights.

Listing	The ADSs are listed on the New York Stock Exchange under the symbol “GOL.”

ADS rights agent	The Bank of New York Mellon, acting through BNY Mellon Shareowner Services.

Depositary	The Bank of New York Mellon.

Delivery of new ADRs	BNY Mellon Shareowner Services will deliver the new ADSs subscribed in the rights offering as soon as practicable after receipt of the underlying new preferred shares by the custodian.

ADR issuance fee
Subscribing holders will be charged an ADS issuance fee of US$0.05 per new ADS issued, payable to the depositary. The ADS rights agent will deduct the ADS issuance fee from the deposit amount in respect of each holder’s subscription.

New ADSs
Your specific rights in the new ADSs and in the preferred shares underlying the new ADSs are set out in a deposit agreement among us, The Bank of New York Mellon, as depositary, and the owners and beneficial owners of ADRs. To understand the terms of the ADSs, you should read the deposit agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     For additional information regarding the rights offering to holders of our ADSs, see “The Rights Offering — Offering to ADS Holders” which also includes a summary timetable containing some important dates relating to the ADS rights offering.

Offering to Holders of Preferred Shares

Preferred share rights offering
You will receive 0.02877692616 preferred share rights for every preferred share you hold on the preferred share record date (as defined below). One preferred share right will entitle you to purchase one new preferred share. We will only issue whole numbers of preferred share rights. We will not issue any fractional preferred shares.

Additional preferred shares
If you are exercising preferred share rights, you may indicate an interest in purchasing additional preferred shares in excess of the number of preferred shares that your preferred share rights entitle you to purchase. Following the expiration of the initial preferred share rights exercise period, we may reoffer any unsubscribed preferred shares in one or more reoffering rounds to those holders that indicated an interest in purchasing additional preferred shares. You will then have an opportunity to purchase your pro rata portion of the additional preferred shares at the preferred share subscription price.

If any preferred shares remain unsubscribed following initial preferred share rights exercise period and any the reoffering round, we may sell the remaining unsubscribed shares in an auction on the BM&FBOVESPA or reduce the size of this rights offering. Holders of our preferred shares in Brazil will have the opportunity to elect, at the time of subscription, to condition their intention to subscribe for the preferred shares to a minimum subscription amount or to receive only the number of shares required to maintain their percentage of issued shares. This opportunity will not be granted to U.S. persons (as defined in Regulation S under the Securities Act) and other holders of our ADSs in the United States. See “The Rights Offering — Offering to Holders of Preferred Shares — Reoffering of Unsubscribed Preferred Shares.”

Preferred share record date	March 30, 2010.

Preferred share subscription price	R$24.38 per share.

Preferred share rights exercise period	From March 31, 2010 through 6:00 p.m. (São Paulo time) on April 29, 2010.

Procedure for exercising preferred share rights
You may exercise your preferred share rights by delivering, or causing your broker to deliver, to custodian (which may be Banco Itaú Unibanco S.A. or Central Depositária de Ativos of BM&FBOVESPA), a properly completed subscription form and full payment of the preferred share subscription price for the new preferred shares being purchased.

Exercise of share rights irrevocable	The exercise of preferred share rights is irrevocable and may not be canceled or modified.

Unexercised rights	If you do not exercise your preferred share rights within the preferred share rights exercise period, they will expire and you will have no further rights.

Transferability
You may transfer all or any portion of your preferred share rights. If you transfer or sell your preferred share rights, you will have no further right to purchase new preferred shares in the preferred share rights offering with respect to the preferred share rights transferred or sold.

Listing
The preferred shares are listed on the São Paulo Stock Exchange under the symbol “GOLL4.” The preferred share rights are expected to be listed on the São Paulo Stock Exchange during the preferred share rights trading period set forth below.

Expected preferred share rights trading period Ratification of the capital increase	From March 31, 2010 through April 22, 2010

On March 11, 2010, our board of directors authorized a capital increase through this rights offering in an aggregate amount of R$185,838,597.92. We will issue the new preferred shares subscribed in this rights offering following ratification of the capital increase by our board of directors at a meeting that is expected to be held on or about May 21, 2010.

Delivery of new shares	We expect to deliver the new preferred shares subscribed in this rights offering on or about May 27, 2010.

     For additional information regarding the rights offering to holders of our preferred shares, see “The Rights Offering — Offering to Holders of Preferred Shares” which also contains a summary timetable containing some important dates relating to the preferred shares rights offering.

RISK FACTORS

     An investment in our preferred shares and ADSs involves a high degree of risk. Our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference herein, describes the risks with respect to our company, the airline industry and our operating environment, particularly Brazil and the risks with respect to our ADSs and our preferred shares. You should carefully consider these risks and the ones set forth below before making your investment decision. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. The trading price of our preferred shares or ADRs could decline due to any of these risks or other factors, and you may lose all or part of your investment. These risks are those that we currently believe may materially affect us.

Risks Related to the Rights Offering

If you do not exercise all of your rights in this rights offering, you will suffer dilution of your percentage ownership of our preferred shares and ADSs.

     To the extent that you do not exercise your rights to subscribe for new preferred shares and ADSs, your proportionate ownership in our company will be reduced accordingly, and the percentage that your original preferred shares or ADSs represents of our increased capital stock after exercise of the rights will be disproportionately reduced.

ADS holders will be subject to exchange rate and other risks if they participate in this rights offering.

     The ADS subscription price has been set at R$24.38 per ADS but must be paid by ADS holders to the ADS rights agent in U.S. dollars. The deposit amount of US$14.71 per ADS is equal to the U.S. dollar equivalent of the subscription price of R$24.38 on March 26, 2010, plus an additional 10%, to provide for potential fluctuations in the exchange rate between the real and the U.S. dollar, currency conversion expenses, ADS issuance fees of the depositary and financial transaction taxes in Brazil.

     The ADS rights agent will make the conversion from U.S. dollars into reais at any commercially reasonably rate in order to pay the subscription price for the preferred share rights underlying the ADS rights. If the deposit amount is less than the U.S. dollar cost of the subscription price plus currency conversion expense, the issuance fees of the depository and financial transaction taxes in Brazil, then the holder will have to pay the amount of the deficiency, and will not receive any new ADSs subscribed for until this deficiency is paid. See “Taxation– Material Brazilian Tax Considerations– Tax on Foreign Exchange Transactions” and “Taxation– Material Brazilian Tax Considerations – Tax on Transactions Involving Bonds and Securities” for more information regarding financial transaction taxes for ADSs.

     An ADS holder must subscribe for any additional ADSs that it wishes to purchase, as a result of an under-subscription of the preferred shares underlying the ADSs in this rights offering, when it subscribes for the ADSs to which its rights entitle it during the initial ADS rights exercise period. The ADS holder must also pay the deposit amount for these additional ADSs during the initial ADS rights exercise period. The holder will not know at this time whether any additional ADSs will be available to purchase after the expiration of the initial ADS rights exercise period, and we cannot guarantee that ADS holders will receive any of the additional ADSs for which they seek to subscribe. The deposit amount that ADS holders pay for these additional ADSs will only be converted into reais after any reoffering round, to the extent preferred shares underlying the ADSs are reoffered to the depositary. Therefore, the U.S. dollar amount that ADS holders pay for additional ADSs will be exposed to the risk of exchange rate fluctuations for a longer period of time than the U.S. dollar amount that those holders pay for the ADSs to which their rights entitle them to purchase in the initial ADS rights exercise period.

EXCHANGE RATES

     The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures. The Brazilian currency has during the last decades experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. Between 2000 and 2002, the real depreciated significantly against the U.S. dollar, reaching an exchange rate of R$3.53 per US$1.00 at the end of 2002. Between 2003 and mid-2008, the real appreciated significantly against the U.S. dollar due to the stabilization of the macro-economic environment and a strong increase in foreign investment in Brazil, with the exchange rate reaching R$1.56 per US$1.00 in August 2008. In the context of the crisis in the global financial markets since mid-2008, the real depreciated 31.9% against the U.S. dollar over the year 2008, reaching R$2.34 per US$1.00 on December 31, 2008. On December 31, 2009 the exchange rate was R$1.74 per US$1.00 and on March 26, 2010, the exchange rate was R$1.82 per US$1.00. The Central Bank has intervened occasionally to control instability in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian government will continue to allow the real to float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may substantially depreciate or appreciate against the U.S. dollar. For more information on these risks, see “Item 3D. Risk Factors—Risks Relating to Brazil” in our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference herein.

     The following tables present the selling rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated.

	Period-End	Average for Period (1)	Low	High

	(reais per U.S. dollar)
Year
2005	2.341	2.435	2.163	2.762
2006	2.138	2.177	2.059	2.371
2007	1.771	1.948	1.733	2.156
2008	2.337	1.836	1.559	2.500
2009	1.741	1.994	1.702	2.422
2010 (through March 26, 2010)	1.823	1.801	1.723	1.877

	Month-End	Average for Month(2)	Low	High

	(reais per U.S. dollar)
Month
September 2009	1.778	1.820	1.778	1.904
October 2009	1.744	1.738	1.704	1.784
November 2009	1.751	1.726	1.702	1.759
December 2009	1.741	1.750	1.710	1.788
January 2010	1.875	1.780	1.723	1.875
February 2010	1.811	1.842	1.805	1.878
March 2010 (through March 26, 2010)	1.823	1.785	1.764	1.823

______________________
Source: Central Bank
(1) Represents the average of the exchange rates on the last day of each month during the period.
(2) Average of the lowest and highest rates in the month.

USE OF PROCEEDS

     Assuming that this rights offering is fully subscribed, our aggregate net proceeds from the sale of the new ADSs and preferred shares will be approximately R$185.5 million, after deducting offering expenses. We intend to use the net proceeds from this offering primarily to strengthen our balance sheet, especially our cash and cash equivalents position in order to further our goal of maintaining a cash position of at least 20% of our trailing twelve months’ net operating revenues. We believe that a stronger balance sheet, combined with our continued operating cash flow generation, will further improve our operating flexibility in order to allow us to rapidly respond to market changes and to explore opportunities.

DILUTION

     Existing holders of our preferred shares and the ADSs who do not exercise their preferred share and ADS rights, respectively, in this rights offering will have their ownership interests diluted such that a holder of our preferred shares or the ADSs who held one percent of our capital stock before this rights offering will be reduced to holding 0.97% assuming the issuance of 3,789,507 new preferred shares, including preferred shares underlying ADSs, in this rights offering.

CAPITALIZATION

     The following table sets forth our consolidated capitalization at December 31, 2009 on a historical basis and as adjusted. This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

     The “as adjusted” columns give effect to the receipt of R$185.8 million in gross proceeds from the sale of preferred shares, including preferred shares in form of ADSs, upon exercise of rights in this rights offering, assuming the full exercise of all preemptive rights granted in this rights offering.

	Actual as of December 31, 2009		As adjusted as of December 31, 2009

	(in millions of reais)	(in millions of U.S. dollars) (1)	(in millions of reais)	(in millions of U.S. dollars)(1)

Debt
Short-term debt	591.7	339.8	591.7	339.8
Long-term debt	2,542.2	1,460.0	2,542.2	1,460.0

Total debt	3,133.9	1,799.8	3,133.9	1,799.8

Shareholders’ equity
Issued capital	2,062.3	1,184.4	2,248.1	1,291.1
Capital reserves	60.3	34.6	60.3	34.6
Treasury shares	(11.9)	(6.8)	(11.9)	(6.8)
Other reserves	0.8	0.5	0.8	0.5
Retained earnings (accumulated losses)	498.5	286.3	498.5	286.3

Total shareholders’ equity	2,610.0	1,499.0	2,795.8	1,605.7

Total capitalization(2)	5,743.9	3,298.8	5,929.7	3,405.5

_____________________________
(1)
The real amounts for December 31, 2009 have been converted into dollars using the exchange rate of US$1.00 = R$1.7412, which is the selling rate reported by the Central Bank of Brazil on this date. This information is presented solely for the convenience of the reader. You should not interpret the currency conversions in this prospectus as a statement that the amounts in reais currently represent such values in U.S. dollars. Additionally, you should not interpret such conversions as statements that the amounts in reais have been, could have been or could be converted into U.S. dollars at this or any other foreign exchange rates.

(2)	Total capitalization is the sum of total debt and total shareholders’ equity.

PRICE RANGE OF THE ADSs AND PREFERRED SHARES

     In the United States, our preferred shares trade in the form of ADSs. Since December 2005 each ADS represents one preferred share, issued by The Bank of New York Mellon, as Depositary pursuant to a Deposit Agreement. The ADSs commenced trading on the NYSE on June 24, 2004. As of December 31, 2009, the ADSs represented approximately 23.0% of our preferred shares and 32.3% of our current global public float. Our preferred share and ADSs s are included in various indexes at the BM&FBOVESPA and the New York Stock Exchange.

     The following table sets forth the reported high and low closing sales prices for the ADSs on the NYSE for the periods indicated.

	US$ per ADS

	Low	High	Average(1)

2007
Annual	19.19	34.30	27.38
2008
Annual	3.06	23.94	11.51
First quarter	14.76	23.99	18.40
Second quarter	11.26	17.83	14.83
Third Quarter	5.95	12.00	9.04
Fourth Quarter	2.93	6.97	4.14
2009
Annual	2.88	15.59	7.44
First quarter	2.88	5.26	4.13
Second quarter	2.88	5.98	4.30
Third Quarter	5.59	11.20	8.78
Fourth Quarter	9.80	15.59	12.56
Last Six Months	5.59	15.59	10.61
September 2009	9.32	10.43	10.08
October 2009	9.80	11.45	10.35
November 2009	10.49	14.27	12.45
December 2009	13.66	15.59	14.75
January 2010	12.20	16.48	14.61
February 2010	12.05	13.97	13.25
March 2010 (through March 26, 2010)	12.10	13.96	13.14

________________
Source: Bloomberg
(1) Calculated as average of closing prices for the period.

     Our preferred shares began trading on the São Paulo Stock Exchange on June 24, 2004. The following table sets forth the reported high and low closing sale prices for our preferred shares on the BM&FBOVESPA, for the periods indicated.

	Reais per Preferred Share

	Low	High	Average(1)

2007
Annual	36.61	67.26	53.52
2008
Annual	6.90	42.40	20.02
First quarter	25.40	42.40	31.84
Second quarter	17.92	29.12	24.51
Third Quarter	11.51	19.10	14.96
Fourth Quarter	6.90	13.05	9.37
2009
Annual	6.58	27.34	14.13
First quarter	6.65	11.96	9.56
Second quarter	6.58	11.62	8.82
Third Quarter	10.93	20.50	16.40
Fourth Quarter	17.06	27.34	21.85
Last Six Months	10.93	27.34	18.99
September 2009	17.58	18.80	18.33
October 2009	17.06	19.69	18.38
November 2009	18.32	25.01	21.51
December 2009	24.37	27.34	25.82
January 2010	23.10	28.03	25.93
February 2010	22.62	25.33	24.23
March 2010 (through March 26, 2010)	22.10	25.20	23.41

_________________
Source: Bloomberg
(1) Calculated as average of closing prices for the period.

RIGHTS OFFERING

General Information

     On March 11, 2010, we declared aggregate dividends of R$185.8 million, for the fiscal year 2009 and announced that we are offering our shareholders the option to reinvest the dividends and subscribe for new shares in a R$185.8 million capital increase. The dividend will be paid on April 16, 2010 to holders of record of ADRs on April 1, 2010 and to holders of record of preferred shares on March 29, 2010. In the capital increase we expect to issue up to 7,622,584 shares, of which up to 3,789,507 are preferred shares and up to 3,833,077 are common shares. We expect to strengthen our balance sheet with proceeds from this right offering in order to: (i) maintain cash and cash equivalents of at least 20% of net revenue in the previous 12 months; (ii) increase operating margins in 2010; and (iii) continue to improve our financial leverage indicators. According to Brazilian law, the issuance of new shares triggers preemptive rights of our existing shareholders. Although we are not obliged under the existing arrangements to extend the preemptive rights to U.S. holders of our preferred shares and ADRs, we have elected to register this rights offering with the Securities and Exchange Commission (SEC), in order to enable U.S. holders to participate in the rights offering.

     We are offering up to 3,789,507 preferred shares, in the form of preferred shares or ADSs, in this preemptive rights offering to holders of our preferred shares and ADSs.

     If you are a holder of ADSs on April 2, 2010, which is the ADS record date, you will receive ADS rights evidencing the right to subscribe for new ADSs. You will receive 0.02877692616 ADS rights for every ADS held on the ADS rights record date. One ADS right will entitle you to purchase one new ADS at a subscription price of R$24.38 per ADS, payable in U.S. dollars. The Bank of New York Mellon, acting through BNY Mellon Shareowner Services, will act as ADS rights agent in respect of the ADS rights offered hereby. The ADS right agent will send to each record holder of ADSs on the record date subscription card, together with this prospectus and a letter of instructions for exercising ADS rights.

     If you are a holder of preferred shares on March 30, 2010, which is the preferred share record date, you will receive preferred share rights evidencing the right to subscribe for new preferred shares. You will receive 0.02877692616 preferred share rights for every preferred share held on the preferred share record date. The preferred share rights will be transferable and are expected to trade on the São Paulo Stock Exchange up to the fifth business day prior to the end of the preferred shares rights exercise period. One preferred share right will entitle you to purchase one new preferred share at a subscription price of R$24.38 per preferred share.

     Preferred share rights and ADS rights that are not exercised during their respective rights exercise periods will expire. Following the expiration of the preferred share rights exercise period, we may reoffer any unsubscribed preferred shares at the same price to all holders that exercised preferred share rights and indicated interest in purchasing additional preferred shares pro rata. The pro rata portion of unsubscribed preferred shares to be allocated to each holder participating in a reoffering will be calculated in proportion to the number of preferred shares purchased by all subscribing holders in the initial subscription period. To the extent unsubscribed preferred shares are reoffered to the depositary, additional ADSs representing such unsubscribed preferred shares will be allocated to subscribing ADS holders in proportion to the relationship that the number of additional ADSs they have requested bears to the additional ADSs representing the unsubscribed preferred shares allocated to the depositary.

     ADS rights will not be listed on any exchange and will not be transferrable. ADS rights may not be surrendered for delivery of share rights, nor may share rights be deposited with the ADS rights agent for issuance of ADS rights.

     If any preferred shares remain unsubscribed following the initial preferred share rights exercise period and any reoffering round, we may sell the remaining unsubscribed shares in an auction on the BM&FBOVESPA or reduce the size of this rights offering. Holders of our preferred shares in Brazil will have the opportunity to elect, at the time of subscription, to condition their intention to subscribe for the preferred shares to a minimum subscription amount or to receive only the number of shares required to maintain their percentage of issued shares. This opportunity will not be granted to U.S. persons (as defined in Regulation S under the Securities Act) and other holders of our ADSs in the United States. See “The Rights Offering — Offering to Holders of Preferred Shares — Reoffering of Unsubscribed Preferred Shares.”

     Preferred shareholders and ADS holders generally will be treated alike in the rights offering, except that:

  The timing of certain actions and periods will differ for holders of ADS rights and for holders of preferred share rights. In particular, the record date is later for holders of ADS rights and the last date for exercise and payment is earlier for holders of ADS rights.

  If any preferred shares remain unsubscribed following the initial preferred share rights exercise period and any reoffering round, we may reduce the size of this rights offering. Holders of our preferred shares in Brazil will have the opportunity to elect, at the time of subscription, to condition their intention to subscribe for the preferred shares to a minimum subscription amount or to receive only the number of shares required to maintain their percentage of issued shares. This opportunity will not be granted to U.S. persons (as defined in Regulation S under the Securities Act) and other holders of our ADSs in the United States.

  Holders of preferred share rights must pay the subscription price in reais, whereas holders of ADS rights must pay the deposit amount in U.S. dollars under an arrangement with the ADS rights agent. The deposit amount includes an allowance for potential fluctuations between the Brazilian real and the U.S. dollar, currency conversion expenses, ADS issuance fees of the depositary and financial transaction taxes in Brazil. See “Risk Factors – Risks Related to the Rights Offering – ADS holders will be subject to exchange rate and other risks if they participate in this rights offering.” See “Taxation – Material Brazilian Tax Considerations – Tax on Foreign Exchange Transactions” and “Taxation – Material Brazilian Tax Considerations – Tax on Transactions Involving Bonds and Securities” for more information regarding financial transaction taxes for ADSs.

  The ADS rights will not be transferable and the preferred shares rights are transferable.

  The allocation of unsubscribed preferred shares to holders of preferred share rights in any reoffering round will be different from the allocation of additional ADSs representing unsubscribed preferred shares to holders of ADS rights following the reoffering round. In addition, ADS holders are required to decide whether to participate in the reoffering rounds and to pay for any additional ADSs during the initial ADS rights exercise period. At this time, ADS holders will not know if any additional ADSs will be available in any reoffering round. See the description of the rights offering that follows for more details on the reoffering procedures.

     The procedures for exercising ADS rights and preferred share rights and information about the purchase and sale of such rights are summarized below.

Offering to ADS Holders

Summary Timetable

     The summary timetable below lists some important dates relating to the ADS rights offering:

ADS record date — date for determining holders of ADSs receiving ADS rights:	April 2, 2010
Subscription card sent to ADS holders:	On or about April 7, 2010
ADS rights expiration date — end of period during which ADS rights holders can subscribe for new ADSs, 5:00 p.m. (New York City time):	April 26, 2010
Registrant deposits new preferred shares with the custodian:	On or about May 27, 2010
New ADSs expected to be delivered as soon as practicable after:	On or about May 28, 2010

     The following is a summary of the important provisions of the rights agency agreement between us and The Bank of New York Mellon, pursuant to which you will receive the ADS rights. For a complete description of the ADS rights offering, you should read the rights agency agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Rights Offering to Holders of ADSs

     If you hold ADSs on the ADS record date, you will receive ADS rights evidencing the right to subscribe for new ADSs. You will receive 0.02877692616 ADS right for every ADS you hold on the ADS record date. One ADS right will entitle you to purchase one new ADS at a subscription price of R$24.38 per ADS, payable in U.S. dollars. You will only receive a whole number of ADS rights. The rights agent will aggregate and arrange for the sale of any preferred share rights underlying fractional ADS rights and will distribute the net proceeds of such sale, if any, to ADS rights holders entitled to such proceeds.

     If you are exercising ADS rights, you may offer to subscribe for additional ADSs in excess of the number of ADSs that your ADS rights entitle you to purchase. You must elect to subscribe for any additional ADSs when you subscribe for the ADSs to which your rights entitle you during the initial ADS rights exercise period. You must also pay the deposit amount for these additional ADSs at this time. You will not know at that time whether any additional ADSs will be available after the expiration of the initial ADS rights exercise period, and we cannot guarantee that you will receive any of the additional ADSs for which you seek to subscribe.

     To the extent unsubscribed preferred shares are reoffered to the depositary after expiration of the preferred share rights exercise period, you will be allocated additional ADSs up to a maximum number equal to the lesser of:

  the number of additional new ADSs for which you have over-subscribed; and

  a pro rata amount based on the number of additional preferred shares available to the ADS depositary in the reoffering round multiplied by a ratio of the number of additional ADSs you are seeking divided by the number of additional ADSs being sought by all ADS holders. See “— Offering to Holders of Preferred Shares — Reoffering of Unsubscribed Preferred Shares” for an explanation of the number of shares that would be available to the ADS depositary in the reoffering.

     If the number of new ADSs available to you in any reoffering round is not sufficient to satisfy your additional subscription in full, the deposit amount related to any additional new ADSs not delivered to you will be returned to you in U.S. dollars without interest. The U.S. dollars you that you pay for additional ADSs will only be converted into reais following the reoffering round to the extent preferred shares underlying the ADSs are reoffered to the depositary. Therefore, the U.S. dollar amount that you pay for additional ADSs will be exposed to the risk of exchange rate fluctuations for a longer period of time than the U.S. dollar amount that you pay for ADSs that your rights entitle you to purchase in the initial ADS rights exercise period.

     You may subscribe for all or a portion of the ADSs to which the ADS rights you receive entitle you, but you may only subscribe for a whole number of new ADSs. You will not receive any fractional new ADSs.

Subscription Card

     The subscription card will state the number of ADS rights issued in the name of the holder to whom such subscription card is sent, with 0.02877692616 ADS right for every ADS held. The ADS rights agent will mail the subscription card, together with a letter of instructions and this prospectus on or about April 7, 2010 to all holders of record of ADSs.

ADS Record Date

     The record date for determining the holders of ADSs entitled to ADS rights is April 2, 2010. Only holders of record of ADSs at the close of business (New York City time) on the ADS record date will be entitled to receive ADS rights.

ADS Rights Exercise Period

     ADS rights may be exercised during the period from April 7, 2010 through 5:00 p.m. (New York City time) on April 26, 2010, which is the ADS rights expiration date. If you do not exercise your ADS rights within the ADS rights exercise period, your ADS rights will expire and you will have no further rights.

ADS Rights Agent

     The Bank of New York Mellon, acting through BNY Mellon Shareowner Services, is the ADS rights agent to accept the exercise of the ADS rights for the subscription for the new ADSs offered hereby.

ADS Deposit Amount

     The ADS subscription price is R$24.38 per ADS. You must pay the ADS subscription price in U.S. dollars.

     In order to exercise your ADS rights and to offer to subscribe for any additional ADSs, you must pay the deposit amount of US$14.71 per ADS, which is the ADS subscription price converted into U.S. dollars at the Central Bank buying rate of R$1.8231 per US$1.00 on March 26, 2010, plus an additional 10%. The additional 10% represents an allowance for potential fluctuations in the exchange rate between the Brazilian real and the U.S. dollar, currency conversion expenses, ADS issuance fees of the depositary and financial transaction taxes in Brazil.

     The ADS rights agent will make the conversion from U.S. dollars into reais on or about April 27, 2010 to pay the subscription price for new ADSs for which your rights entitle you to subscribe in the initial ADS rights exercise period at any commercially reasonable rate. If the deposit amount exceeds the U.S. dollar cost of the ADS subscription price plus currency conversion expenses, ADS issuance fees and financial transaction taxes, the ADS rights agent will refund the excess in U.S. dollars to the subscriber without interest. After the reoffering round, the ADS rights agent will make a second conversion of U.S. dollars into reais on or about May 10, 2010 to pay, if applicable, the subscription price for additional ADSs purchased. If the deposit amount exceeds the U.S. dollar cost of the ADS subscription price plus currency conversion expenses, ADS issuance fees and financial transaction taxes, the ADS rights agent will refund the excess in U.S. dollars to the subscriber without interest. After the expiration of the reoffering round, the ADS rights agent will pay any refund to you at the same time as it delivers the additional ADSs to you.

     In connection with each exchange rate conversion and subscription payment in Brazil, the ADS rights agent will deduct from each subscribing holder’s the amount of ADS issuance fees payable to the depositary in respect of new ADSs being subscribed, currency conversion expenses and the amount of financial transaction taxes payable to the Brazilian government. The ADS issuance fees are US$0.05 per new ADS issued.

     If the deposit amount is insufficient to pay the actual ADS subscription price in reais plus ADS issuance fees, currency conversion expenses and financial transaction taxes in respect of the number of new ADSs you are subscribing for and are allocated, the ADS rights agent will pay the deficiency to us on your behalf to the extent the deficiency does not exceed 20% of your payment. You will then have to pay promptly the amount of the difference, including expenses, and will not receive any of the new ADSs you subscribed for until the ADS rights agent receives your payment. If you do not pay the amount of the deficiency financed by the ADS rights agent within 14 days from the date of notice, the ADS rights agent may sell enough of your new ADSs to cover the amount of the deficiency. The ADS rights agent would then send you new ADSs and a check in the amount of any excess proceeds from the sale, net of ADS issuance fees, conversion expenses, financial transaction taxes and sales commissions. If, however, the amount of excess proceeds from the sale of your new ADSs is less than US$5.00, the ADSs rights agent will, after deductions for ADS issuance fees, currency conversion expenses, financial transaction taxes and sales commissions, aggregate it and pay it to us. See “Taxation – Material Brazilian Tax Considerations – Tax on Foreign Exchange Transactions” and “Taxation – Material Brazilian Tax Considerations – Tax on Transactions Involving Bonds and Securities” for more information regarding financial transaction taxes for ADSs.

     If the amount of any deficiency in your estimated ADS subscription price exceeds 20% of the amount of your payment, then you will receive fewer ADSs than you were entitled to purchase unless you deliver to the ADS rights agent sufficient funds to cover the deficiency prior to the relevant deadline for subscription in the share rights offering. See “— Offering to Holders of Preferred Shares.”

Procedure for exercising ADS rights

     The exercise of ADS rights is irrevocable and may not be canceled or modified. You may exercise your ADS rights as follows:

     Subscription by DTC Participants. If you hold ADS rights through DTC, you can exercise your ADS rights by delivering completed subscription instructions for new ADSs through DTC’s PSOP Function on the “agent subscriptions over PTS” procedure and instructing DTC to charge your applicable DTC account for the deposit amount for the new ADSs and to deliver such amount to the ADS rights agent. The ADS rights agent must receive the subscription instructions and the payment of the estimated ADS subscription price for the new ADSs by the ADS rights expiration date.

     Subscription by Registered ADS Holders. If you are a registered holder of ADSs, you can exercise your ADS rights by delivering to the ADS rights agent a properly completed subscription card and paying in full the deposit amount for the new ADSs. You may make such payment by certified check, or postal or express money order payable to “BNY Mellon Shareholder Services,” as ADS rights agent.

     The properly completed subscription card and payment should be delivered to:

By mail:	By hand or overnight courier:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Actions Department	Attn: Corporate Actions Department
P.O. Box 3301	480 Washington Boulevard
South Hackensack, NJ 07606-3301	Jersey City, NJ 07310

     The ADS rights agent must receive the subscription card and payment of the ADS subscription price on or before the ADS rights expiration date. Deposit in the mail will not constitute delivery to the ADS rights agent.

The ADS rights agent has discretion to refuse to accept any improperly completed or unexecuted subscription card. Subscription by Beneficial Owners. If you are a beneficial owner of ADSs and wish to subscribe for new ADSs but are neither a registered holder of ADSs nor a DTC participant, you should timely contact the securities intermediary through which you hold ADS rights to arrange for their exercise and to arrange for payment of the deposit amount.

     We will determine all questions about the timeliness, validity, form and eligibility of exercising ADS rights. We, in our sole discretion, may waive any defect or irregularity, or permit you to correct a defect or irregularity within the time we determine. The subscription card will not be considered received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the ADS rights agent has to notify you of any defect or irregularity in submitting the subscription cards. We and the ADS rights agent will not incur any liability for failing to do so.

     You will elect the method of delivering the subscription card and paying the subscription price to the ADS rights agent, and you will bear any risk associated with it. If you send the subscription card, notices or payments by mail, you should use registered mail, properly insured, with return receipt requested, and allow sufficient time to ensure delivery to the ADS rights agent and clearance of payment before the appropriate time.

     Information Agent. For additional information regarding the ADS rights offering and the procedures for exercising ADS rights, contact our information agent, MacKenzie Partners, Inc.:

MacKenzie Partners, Inc. 105
Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free: (800) 322-2885

ADS Issuance Fee

     Subscribing holders will be charged an ADS issuance fee of US$0.05 per new ADS issued, payable to the depositary. The ADS rights agent will deduct the ADS issuance fee from the deposit amount in respect of each subscription at the time it makes the relevant subscription payment in Brazil.

Delivery of ADSs

     The depositary will execute and deliver new ADSs purchased pursuant to the ADS rights offering as soon as practicable after the receipt of the preferred shares by the depositary’s custodian, which is expected to be on or about May 28, 2010. See “— Ratification of the Capital Increase.” You will not receive the new ADSs you subscribed for when you exercised your ADS rights until the ADS rights agent has received any deficiency you may owe from payment of the deposit amount. New ADSs will rank equally in all respects with existing ADSs.

Offering to Holders of Preferred Shares

Summary Timetable

     The timetable lists some important dates relating to the preferred share rights offering:

Board of directors meeting approving the preferred share rights offering:	March 11, 2010
Publication of notice to shareholders in Brazil:	March 13, 2010
Preferred share record date — date for determining holders of preferred shares receiving preferred share rights:	March 30, 2010
Preferred share rights commencement date — beginning of period during which preferred share rights holders may subscribe for new preferred shares:	March 31, 2010
Trading of preferred share rights expected to begin on the São Paulo Stock Exchange:	March 31, 2010
Last date for trading the preferred shares rights on the São Paulo Stock Exchange:	April 22, 2010
Preferred share rights expiration date — end of period during which preferred share rights holders may subscribe for new preferred shares, 6:00 p.m. (São Paulo time):	April 29, 2010
Announcement of preferred shares to be available in a reoffering round:	On or about May 4, 2010
Commencement date of a reoffering round of unsubscribed preferred shares on or about:	On or about May 6, 2010
Deadline for preferred shareholders to subscribe for allocated preferred shares in the reoffering round:	On or about May 12, 2010
Meeting of our board of directors to ratify the capital increase and expected issuance of new preferred shares:	On or about May 21, 2010
New preferred shares expected to be delivered on or about:	On or about May 27, 2010

Rights Offering to Holders of Preferred Shares

     If you hold preferred shares on the preferred share record date, you will receive transferable preferred share rights evidencing the right to subscribe for new preferred shares. You will receive 0.02877692616 preferred share rights for every one preferred share you hold on the share record date. One preferred share right will entitle you to purchase one new preferred share at a subscription price of R$24.38 per preferred share. We will only issue whole numbers of preferred share rights. We will not issue any fractional new preferred shares.

     If you are exercising preferred share rights, you may indicate an interest in purchasing additional preferred shares in excess of the number of preferred shares that your preferred share rights entitle you to purchase. Following the expiration of the preferred share rights exercise period, we may reoffer the unsubscribed preferred shares in one or more reoffering round to those holders that indicated an interest in purchasing additional preferred shares according to the procedures described below under “— Reoffering of Unsubscribed Preferred Shares.”

Preferred Share Rights

     Preferred share rights will be registered in book-entry form at the Brazilian clearing system Central Depositária de Ativos of BM&FBOVESPA in an account in the preferred shareholder’s or its nominee’s name. If you were a preferred shareholder of record on the preferred share record date, you should receive from the broker or custody agent through which you hold your preferred shares a written confirmation of the issuance of preferred share rights. Preferred share rights will be entered into preferred shareholders’ book-entry accounts on or about March 31, 2010.

     Preferred share rights will be transferable and are expected to trade on the São Paulo Stock Exchange. Preferred share rights will not be listed on any stock exchange in the United States. If you transfer or sell your preferred share rights, you will have no further rights to purchase new preferred shares in the preferred share rights offering with respect to the preferred share rights transferred or sold.

Preferred Share Record Date

     The record date for the determination of preferred shareholders entitled to preferred share rights is March 30, 2010. Only preferred shareholders of record at the close of business (São Paulo time) on the preferred share record date will be entitled to receive preferred share rights.

Preferred Share Rights Exercise Period

     Preferred share rights may be exercised during the period from March 31, 2010 through 6:00 p.m. (São Paulo time) on April 29, 2010. Following the preferred share rights expiration date, the preferred share rights will expire and preferred shareholders will have no rights.

Preferred Share Subscription Price

     The preferred share subscription price for new preferred shares purchased upon the exercise of preferred share rights is R$24.38 per preferred share.

Procedure for Exercising Preferred Share Rights

     The exercise of preferred share rights is irrevocable and may not be canceled or modified. Preferred shares held directly in Brazil are generally held either through Central Depositária de Ativos of BM&FBOVESPA or through Banco Itaú Unibanco S.A., as custodians. Shareholders that have invested in our preferred shares through Resolution 2,689/00 of the National Monetary Council (Conselho Monetário Nacional), for example, generally hold their shares through Central Depositária de Ativos of BM&FBOVESPA. If you hold your shares through Central Depositária de Ativos of BM&FBOVESPA, as custodian, and you wish to subscribe for preferred shares in this rights offering, you should ask your broker to subscribe on your behalf. Please consult with your broker regarding the method of payment for the shares for which you wish to subscribe. Your broker may request that you fill out documentation in connection with the subscription. Holders subscribing to preferred shares through the Central Depositária de Ativos of BM&FBOVESPA will not be permitted to condition their subscriptions in the event of a reduction in the size of the rights offering. If a holder intends to condition its subscription, it should first arrange to transfer the custody of its shares to Banco Itaú Unibanco S.A. in a timely manner and to subscribe for preferred shares in the manner described below for shares held through Banco Itaú Unibanco S.A.

     If you hold shares through Banco Itaú Unibanco S.A. and you wish to subscribe for preferred shares in this rights offering, you should ask any branch of that bank to provide you with a subscription bulletin (boletim de subscrição) to allow you to subscribe for shares. You must complete the subscription bulletin and ask Banco Itaú Unibanco S.A. to submit it to us on your behalf. Please consult with Banco Itaú Unibanco S.A. regarding the method of payment for the shares for which you wish to subscribe.

     Any shareholder who is a natural person should be prepared to show to his or her broker or to Banco Itaú Unibanco S.A., as the case may be, his or her identity card or passport, taxpayer registration card (CPF) and a document proving the residence of the shareholder. Any shareholder that is a legal entity must be prepared to present certified copies of its bylaws or other organization documents, the resolution by which that entity’s executive officers were elected and any other documents requested by its broker or Banco Itaú Unibanco S.A., as the case may be. In the case of proxies, an original or certified copy of the document that grants powers of representation must be presented.

It is the shareholder’s responsibility to contact a broker, the Central Depositária de Ativos of BM&FBOVESPA or Banco Itaú Unibanco S.A., as the case may be, sufficiently in advance of the preferred share rights expiration date to enable the timely exercise of your rights.

     If you do not know whether you hold shares through Central Depositária de Ativos of BM&FBOVESPA or Banco Itaú Unibanco S.A., you should ask your representative, broker or other nominee.

     If you fail to exercise your preferred share rights by April 29, 2010, your rights will lapse and you will have no further rights.

     Please consult with your broker or custody agent as to the method of instruction and payment if you wish to exercise your rights. You will elect the method of delivering the application for subscription and paying the subscription price, and you will bear any risk associated with it.

     We will determine all questions about the timeliness, validity, form and eligibility of exercising the rights. Our determinations will be final and binding. We may decide to waive a defect or irregularity in subscriptions for new preferred shares, or permit you to correct a defect or irregularity within the time we determine. Instructions will not be considered, received or accepted until we have waived all irregularities or you have cured them in time. Neither we nor the custodian has to notify you of any defect or irregularity in submitting instructions. We and the custodian will not incur any liability for failing to do so.

Purchase and Sale of Rights

     You may exercise, sell or transfer your preferred share rights to others. You may purchase and sell your rights through Banco Itaú Unibanco S.A., as custodian, or through brokers.

Reoffering of Unsubscribed Preferred Shares

     Following the preferred share rights expiration date, we may reoffer unsubscribed preferred shares to you in one or more reoffering round if you exercised preferred share rights and indicated an interest in purchasing additional preferred shares in any reoffering round. You will then have an opportunity to purchase additional new preferred shares up to a maximum number equal to the total number of unsubscribed preferred shares multiplied by a percentage determined by dividing (1) the number of preferred shares you purchased upon exercise of your preferred share rights by (2) the total number of preferred shares purchased by all preferred shareholders upon exercise of preferred share rights that have expressed an interest in purchasing unsubscribed preferred shares.

     Before the reoffering round, we will issue a press release announcing the total number of unsubscribed preferred shares that are available in the reoffering round and the reoffering period.

     If any preferred shares remain unsubscribed following the initial preferred share rights exercise period and any reoffering round, we may sell the remaining unsubscribed shares in an auction on the BM&FBOVESPA or reduce the size of this rights offering. Holders of our preferred shares in Brazil will have the opportunity to elect, at the time of subscription, to condition their intention to subscribe for the preferred shares to a minimum subscription amount or to receive only the number of shares required to maintain their percentage of issued shares. This opportunity will not be granted to U.S. persons (as defined in Regulation S under the Securities Act) and other holders of our ADSs in the United States.

     Following the preferred share rights expiration date, we will allocate the unsubscribed preferred shares among those holders that requested preferred shares in the reoffering round and will promptly notify the holders of their reoffering allocations after the end of the exercise period for the reoffering round. If you wish to purchase preferred shares allocated to you in the reoffering round, you must follow the instructions set forth above in “— Procedure for Exercising Preferred Share Rights” and must provide full payment of the preferred share subscription price for the new preferred shares being purchased.

     In exercising its preferred share rights on behalf of exercising holders of ADS rights, the depositary will indicate interest in the reoffering round to the extent the exercising holders of ADS rights subscribed for new ADSs in excess of the number of ADSs that their rights entitled them to purchase. Under the procedures governing the reoffering to exercising holders of preferred share rights, the depositary will be treated as a single holder of preferred share rights and will accordingly be given an opportunity to purchase reoffered preferred shares.

Delivery of New Preferred Shares

     We will issue the new preferred shares following ratification of the capital increase as described below. You should receive delivery of the new preferred shares you subscribed for through a credit of the new preferred shares to your securities custody account. You may not sell or trade the new preferred shares until May 27, 2010, the date on which the new preferred shares are expected to be listed on the São Paulo Stock Exchange. New preferred shares will rank equally in all respects with existing preferred shares.

Ratification of the Capital Increase

     On March 11, 2010, our board of directors authorized an overall capital increase in the amount of R$185,838,597.92, representing all the shares being offered in this rights offering. The preferred shares, including preferred shares underlying ADSs, issuable upon the exercise of rights may be issued only upon ratification of the capital increase by our board of directors at a meeting that is expected to be held on or about May 21, 2010.

Announcement of Number of Shares and ADSs Subscribed in the Offerings

     We will publish, in a widely circulated newspaper in Brazil, the minutes of our board of directors meeting to be held on or about May 21, 2010, providing details of the ratification of the capital increase and the number of new preferred shares, including preferred shares underlying new ADSs, issued to holders of our preferred shares and to holders of ADSs pursuant to the exercise of their rights in this rights offering. This information will also be available in English on our website following the board of directors meeting on or about May 21, 2010.

TAXATION

     Material United States Federal Income Tax Consequences

     The following discussion is a summary of the material United States federal income tax consequences of the receipt and ownership of ADS rights or preferred share rights, and the ownership of our ADSs or preferred shares acquired through the exercise of such rights. The discussion applies only to “U.S. Holders,” as defined below, who hold ADS rights or preferred share rights, and that will hold ADSs or preferred shares acquired upon the exercise of such rights, as “capital assets” within the meaning of the U.S. Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment). The discussion is based on the Code, its legislative history, existing final, temporary and proposed Treasury Regulations, administrative pronouncements by the United States Internal Revenue Service, or IRS, and judicial decisions, all as currently in effect and all of which are subject to change (possibly on a retroactive basis) and to different interpretations.

     This summary does not purport to address all United States federal income tax consequences that may be relevant to a particular U.S. Holder and you are urged to consult your own tax advisor regarding your specific tax situation. Moreover, this summary does not apply to U.S. Holders in special tax situations under United States federal income tax law, including, for example:

  insurance companies;

  tax-exempt organizations;

  broker-dealers;

  traders in securities that elect to mark to market;

  banks or other financial institutions;

  persons whose functional currency is not the United States dollar;

  United States expatriates;

  persons that hold ADS rights, preferred share rights, our ADSs or preferred shares as part of a hedge, straddle, conversion or other integrated transaction; or

  persons that own, directly, indirectly, or constructively, 10% or more of the total combined voting power, if any, of our voting stock.

     In addition, this summary is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

     Except where specifically described below, the discussion assumes that we are not a passive foreign investment company, or PFIC, for United States federal income tax purposes. Please see the discussion under “Passive Foreign Investment Company Rules” below. Further, the discussion does not address the alternative minimum tax consequences of acquiring or holding ADS rights or preferred share rights, our ADSs or preferred shares, or the indirect consequences to holders of equity interests in partnerships or other entities. In addition, the discussion does not address any state, local or foreign tax consequences of acquiring or holding ADS rights or preferred share rights, our ADSs or preferred shares, and does not cover any aspect of United States federal tax law other than income taxation.

     You should consult your own tax advisor regarding the United States federal, state, local and foreign income and other tax consequences of the receipt and ownership of ADS rights or preferred share rights, and the ownership of ADSs or preferred shares acquired upon the exercise of such rights, based upon your particular circumstances.

     For purposes of the discussion herein, you are a “U.S. Holder” if you are a beneficial owner of ADS rights or preferred share rights, or our ADSs or preferred shares acquired upon the exercise of such rights, and you are for United States federal income tax purposes:

  an individual who is a citizen or resident of the United States;

  a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

  an estate the income of which is subject to United States federal income tax regardless of its source; or

  a trust if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust (or otherwise if the trust has a valid election in effect under current Treasury regulations to be treated as a United States person).

     If a partnership (or an entity trusted as a partnership for United States federal income tax purposes) holds ADS rights or preferred share rights, or our ADSs or preferred shares, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of a partnership holding ADS rights or preferred share rights, or our ADSs or preferred shares, should consult their own tax advisors.

     For United States federal income tax purposes, a U.S. Holder of an ADS generally will be treated as the beneficial owner of the preferred shares represented by the ADS. However, see the discussion below under “– Distributions on ADSs or Preferred Shares” regarding certain statements made by the United States Treasury concerning depository arrangements.

Issuance of Rights or ADS Rights

     Because the distribution of ADS rights and preferred share rights is intended to constitute a pro rata distribution among all holders of our ADSs and preferred shares, we believe that a U.S. Holder should not be subject to United States federal income taxation with respect to the receipt of ADS rights or preferred share rights. For United States federal income tax purposes, the tax basis of the ADS rights or preferred share rights distributed to a U.S. Holder generally will be regarded as zero. If, however, either (i) the fair market value of the ADS rights or preferred share rights is 15% or more of the fair market value of the ADSs or preferred shares with respect to which such rights are distributed, as determined on the date of distribution, or (ii) the U.S. Holder of the ADS rights or preferred share rights irrevocably elects, in the United States federal income tax return of the U.S. Holder for the taxable year in which such rights are received, to allocate part of the tax basis of such U.S. Holder’s ADSs or preferred shares, then upon exercise or sale of the ADS rights or preferred share rights, the U.S. Holder’s tax basis in such ADSs or preferred shares will be allocated between the ADSs or preferred shares, on the one hand, and the ADS rights or preferred share rights, on the other hand, in proportion to their respective fair market values as of the date of distribution of the ADS rights or preferred share rights. No tax basis will be allocated to any such ADS rights or preferred share rights that lapse. In determining the holding period of the ADS rights or preferred share rights, a U.S. Holder should include the holding period for the ADSs or preferred shares with respect to which such rights were distributed.

Sale of Rights or ADS Rights

     For United States federal income tax purposes, a U.S. Holder generally will recognize taxable gain or loss upon the sale or other taxable disposition of ADS rights or preferred share rights (including a sale by the ADS rights agent of fractional ADS rights of a U.S. holder) in an amount equal to the difference between the amount realized by the U.S. Holder from the sale or other taxable disposition (including distributions by the depositary with respect to the sale of fractional ADS rights) and the U.S. Holder’s tax basis in the ADS rights or preferred share rights. Such gain or loss will be treated as capital gain or loss, and will be long-term capital gain or loss if the holding period for the ADS rights or preferred share rights is longer than one year. Long-term capital gains of certain U.S. Holders (including individuals) are eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to limitations under the Code.

     Gain or loss recognized by a U.S. Holder on a sale or other taxable disposition of ADS rights or preferred share rights generally will be considered United States source gain or loss for foreign tax credit purposes. Consequently, a U.S. Holder may not be able to utilize any foreign tax credit relating to any Brazilian income or capital gains tax imposed on the sale or other taxable disposition of ADS rights or preferred share rights (including the sale by the ADS rights agent of fractional ADS rights) unless such credit can be applied against United States federal income tax due in respect of other income treated as derived from foreign sources in the appropriate foreign tax credit limitation category. Alternatively, the U.S. Holder may take a deduction for the Brazilian tax if it does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued during the taxable year.

Exercise and Expiration of the ADS Rights or Preferred Share Rights

     U.S. Holders of ADS rights or preferred share rights will not recognize any gain or loss for United States federal income tax purposes upon the exercise of the ADS rights or preferred share rights. The tax basis of ADSs or preferred shares acquired upon exercise of ADS rights or preferred share rights will be equal to the sum of such U.S. Holder’s tax basis in the ADS rights or preferred share rights exercised and the amount paid upon exercise of such rights. The holding period of ADSs or preferred shares acquired upon exercise of ADS rights or preferred share rights will begin on the date that such rights are exercised.

     If a U.S. Holder does not exercise the ADS rights or preferred share rights prior to their expiration date, such U.S. Holder generally will recognize no gain or loss for United States federal income tax purposes (except with respect to distributions by the ADS rights agent in connection with the sale of fractional ADS rights).

Reduction in Size of Rights Offering

     Following the reoffering round, there may be a reduction in the size of the rights offering, which would allow holders of preferred shares the opportunity to further subscribe for preferred shares, but would not afford a similar opportunity to holders of ADSs (see “Rights Offering – General Information” above). In such event, while the United States federal income tax treatment is not clear, U.S. Holders of preferred shares possibly could be treated as receiving a taxable dividend (to the extent of our current and accumulated earnings and profits, as discussed below under “– Distributions on ADSs or Preferred Shares”) based upon the fair market value of the preferred shares rights at the time of the reduction in the size of the rights offering. U.S. Holders should consult their own tax advisors as to the United States federal income tax consequences of a reduction in the size of the rights offering based upon their particular circumstances.

Distributions on ADSs or Preferred Shares

     Cash distributions (including amounts withheld to pay Brazilian withholding taxes and distributions of notional interest payments on shareholders’ equity, but excluding distributions in redemption of the preferred shares treated as exchanges or sales under the Code) made by us to or for the account of a U.S. Holder with respect to ADSs or preferred shares generally will be taxable to the U.S. Holder as ordinary dividend income when such distribution is paid, actually or constructively, out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes). Distributions in excess of our current or accumulated earnings and profits will be treated first as a non-taxable return of capital reducing such U.S. Holder’s adjusted tax basis in the ADSs or preferred shares, and thereafter will give rise to capital gain which will be long-term capital gain if the U.S. Holder’s holding period exceeds one year. As used below, the term “dividend” means a distribution that constitutes a dividend for United States federal income tax purposes.

     A U.S. Holder will be entitled, subject to a number of complex limitations and conditions (including a minimum holding period requirement), to claim a foreign tax credit in respect of any Brazilian income taxes withheld from dividends paid on the ADSs or preferred shares. U.S. Holders who do not elect to claim a foreign tax credit with regard to any foreign income taxes paid or accrued during the taxable year may instead claim a deduction in respect of such Brazilian income taxes. Dividends received with respect to the ADSs or preferred shares generally will be treated as foreign source income, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. For purposes of the United States foreign tax credit limitation, foreign source income is separated into different “baskets,” and the credit for foreign taxes on income in any basket is limited to the United States federal income tax allocable to such income. Dividends paid with respect to our preferred shares or ADSs should generally constitute “passive category income” for most U.S. Holders. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit in their particular circumstances. The United States Treasury has expressed concern that intermediaries in connection with depository arrangements may be taking actions that are inconsistent with the claiming of foreign tax credits by United States persons who are holding depositary shares. Accordingly, investors should be aware that the discussion above regarding the ability to credit Brazilian income taxes withheld from dividends, and discussion below dealing with the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders could be affected by actions taken by parties to whom the ADSs are released and the IRS.

     Dividends paid by us generally will not be eligible for the dividends received deduction provided under the Code to certain United States corporate shareholders. Subject to the above-mentioned concerns of the United States Treasury and certain exceptions for short-term and hedged positions, the United States dollar amount of dividends received by certain U.S. Holders (including individuals) prior to January 1, 2011 with respect to the ADSs will be subject to United States federal income taxation at a maximum rate of 15% if the dividends represent “qualified dividend income.” Dividends paid on the ADSs will be treated as qualified dividend income if (i) the ADSs are readily tradable on an established securities market in the United States and (ii) we were not in the year prior to the year in which the dividend was paid, and are not in the year in which the dividend is paid a PFIC. Our ADSs are listed on the New York Stock Exchange, and the ADSs will qualify as readily tradable on an established securities market in the United States so long as they are so listed. No assurances can be given, however, that the ADSs will be or remain readily tradable. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” based upon the nature of our current and projected income, assets and activities, we do not believe that we were classified for the last taxable year, and we do not expect to become classified for the current taxable year, as a PFIC for United States federal income tax purposes, although no assurances can be given that the IRS will not reach a contrary conclusion or that circumstances affecting the PFIC determination will not change.

     Based on existing guidance, whether dividends received with respect to the preferred shares will be treated as qualified dividends is not clear, particularly since the preferred shares are not themselves listed on a United States exchange. In addition, the United States Treasury has announced its intention to promulgate rules pursuant to which holders of ADSs or preferred stock and intermediaries through whom such securities are held will be permitted to rely on certifications from issuers to establish that dividends are treated as qualified dividends. Because such procedures have not yet been issued, we are not certain that we will be able to comply with them. U.S. Holders of ADSs and preferred shares should consult their own tax advisors regarding the availability of the reduced dividend tax rate in the light of their own particular circumstances.

     The amount of any cash dividend paid in Brazilian currency will equal the United States dollar value of the distribution, calculated by reference to the exchange rate in effect at the time that the distribution is received by the depositary (in the case of ADSs) or by the U.S. Holder (in the case of preferred shares held directly by such U.S. Holder), regardless of whether the payment in fact is converted into United States dollars at the time. A U.S. Holder should not recognize any foreign currency gain or loss in respect of such distribution for United States federal income tax purposes if such Brazilian currency is converted into United States dollars on the date received. If the Brazilian currency is not converted into United States dollars on the date of receipt, however, gain or loss may be recognized upon a subsequent sale or other disposition of the Brazilian currency. Such foreign currency gain or loss, if any, will be considered United States source ordinary income or loss.

     Because our preferred shares will not be treated as “preferred stock” for purposes of Section 305 of the Code, distributions to U.S. Holders of additional shares of our “non-preferred stock” or preemptive rights relating to such “non-preferred stock” with respect to their preferred shares or ADSs that are made as part of a pro rata distribution to all shareholders in most instances will not be subject to United States federal income tax. However, if the holders of ADSs are restricted in their ability to participate in the exercise of preemptive rights, the preemptive rights may give rise to a deemed distribution to holders of the preferred shares under Section 305 of the Code. Any deemed distribution will be taxable as a dividend to the extent of our earnings and profits as discussed above.

Sale or Other Taxable Disposition of ADSs or Preferred Shares

     Deposits and withdrawals of preferred shares by U.S. Holders in exchange for ADSs will not result in the realization of gain or loss for United States federal income tax purposes.

     A U.S. Holder generally will recognize capital gain or loss upon the sale or other taxable disposition of ADSs or preferred shares measured by the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the ADSs or preferred shares. Any such gain or loss will be long-term capital gain or loss if the holding period for the ADSs or preferred shares exceeds one year. Long-term capital gains of certain U.S. holders (including individuals) are eligible for reduced rates of United States federal income taxation. The deductibility of capital losses is subject to certain limitations under the Code.

     If a Brazilian tax income is withheld on the sale or other taxable disposition of ADSs or preferred shares, the amount realized by a U.S. Holder will include the gross amount of the proceeds of such sale or other taxable disposition before deduction of the Brazilian income tax. Capital gain or loss, if any, realized by a U.S. Holder on the sale or other taxable disposition of ADSs or preferred shares generally will be considered as United States source gain or loss for foreign tax credit purposes. Consequently, in the case of a disposition of ADSs or preferred shares where Brazilian income tax is imposed on the gain, the U.S. Holder may not be able to benefit from a foreign tax credit for such Brazilian income tax unless the U.S. Holder can apply the credit against United States federal income tax payable on other income derived from foreign sources in the appropriate foreign tax credit limitation category. Alternatively, the U.S. Holder may take a deduction for the Brazilian income tax in computing its taxable income for United States federal income tax purposes if the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued for the taxable year.

Passive Foreign Investment Company Rules

     In general, a foreign corporation is a PFIC with respect to a U.S. Holder if, for any taxable year in which the U.S. Holder holds stock in the foreign corporation, at least 75% of its gross income is passive income or at least 50% of the value of its assets (determined on the basis of a quarterly average) produce passive income or are held for the production of passive income. In determining whether a foreign corporation is a PFIC, a pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% interest (by value) is taken into account. For this purpose, passive income generally includes, among other things, dividends, interest, rents, royalties and gains from the disposition of investment assets (subject to various exceptions). Based upon the nature of our current and projected income, assets and activities, we do not believe the ADSs or preferred shares are, nor do we expect them to be, shares of a PFIC for United States federal income tax purposes. However, the determination of whether the ADSs or preferred shares constitute shares of a PFIC is a factual determination made annually and thus may be subject to change. Moreover, because these determinations are based on the nature of our income and assets from time to time, and involve the application of complex tax rules, no assurances can be provided that we will not be considered a PFIC for the current or any past or future tax year.

     If, contrary to the discussion above, we are classified as a PFIC, a U.S. Holder would be subject to special rules (and may be subject to increased tax liability and form filing requirements) with respect to (a) any gain realized on the sale or other disposition of ADSs or preferred shares, or ADS rights or preferred share rights, and (b) any “excess distribution” made by us to the U.S. Holder (generally, any distribution during a taxable year in which distributions to the U.S. Holder on the preferred shares or ADSs exceed 125% of the average annual distributions the U.S. Holder received on the ADSs or preferred shares during the preceding three taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or preferred shares). Under those rules, (a) the gain or excess distribution would be allocated ratably over the U.S. Holder’s holding period (which, in the case of ADSs or preferred shares acquired upon the exercise of ADS rights or preferred share rights, may include the U.S. Holder’s holding period for such rights if we were classified as a PFIC during such period), (b) the amount allocated to the taxable year in which the gain or excess distribution is realized and to taxable years before the first day on which we became a PFIC would be taxable as ordinary income, (c) the amount allocated to each prior year in which we were a PFIC would be subject to United States federal income tax at the highest tax rate in effect for that year and (d) the interest charge generally applicable to underpayments of United States federal income tax would be imposed in respect of the tax attributable to each prior year in which we were a PFIC.

     In general, if we are classified as a PFIC, the application of the rules described above may be avoided in some circumstances by a U.S. Holder that elects to be subject to a mark-to-market regime for stock in a PFIC (but the election likely is unavailable for stock rights). A U.S. Holder may elect mark-to-market treatment for ADSs or preferred shares, provided the ADSs or preferred shares, for purposes of the PFIC rules, constitute “marketable stock” as defined in United States Treasury regulations. Generally, the ADSs will be “marketable stock” for this purpose if the ADSs are regularly traded on the New York Stock Exchange, other than in de minimis quantities, on at least 15 days during each calendar quarter. The preferred shares can be considered marketable stock only if so regularly traded on a “qualified exchange” that meets certain trading, listing, disclosure and other requirements. Accordingly, no assurance can be provided that the ADSs or preferred shares will be considered marketable stock for purposes of the mark-to-market regime.

     A U.S. Holder electing the mark-to-market regime generally would compute gain or loss at the end of each taxable year as if the ADSs or preferred shares had been sold at fair market value. Any gain recognized by the U.S. Holder under mark-to-market treatment, or on an actual sale, would be characterized as ordinary income, and the U.S. Holder would be allowed an ordinary deduction for any decrease in the fair market value of the ADSs or preferred shares as of the end of any taxable year, and for any loss recognized on an actual sale, but only to the extent, in each case, of previously included mark-to-market income not offset by previously deducted decreases in fair market value. Any loss on an actual sale of ADSs or preferred shares would be a capital loss to the extent in excess of previously included mark-to-market income not offset by previously deducted decreases in fair market value. A U.S. Holder’s tax basis in ADSs or preferred shares would increase or decrease by gain or loss taken into account under the mark-to-market regime. A mark-to-market election is generally irrevocable. In addition, a mark-to-market election with respect to preferred shares or ADSs would not apply to any subsidiary of ours that is itself a PFIC (lower-tier PFIC), and a U.S. Holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that lower-tier PFIC. Consequently, the PFIC rules could apply with respect to income of a lower-tier PFIC, the value of which would already have been taken into account indirectly via mark-to-market adjustments in respect of preferred shares or ADSs.

     A U.S. Holder who owns ADSs or preferred shares (or ADSs rights or preferred share rights) during any taxable year in which we are classified as a PFIC generally must file IRS Form 8621. U.S. Holders should also be aware that recently enacted legislation may broaden the current IRS Form 8621 filing requirements or impose an additional annual filing requirement for United States persons owning shares of a PFIC. The legislation does not describe what information would be required to be included in either situation, but grants the Secretary of the United States Treasury power to make this determination. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to our preferred shares or ADSs and the application of the recently enacted legislation to their particular situation. U.S. Holders should also consult their own tax advisors regarding the availability and advisability of making an election to avoid the adverse tax consequences of the PFIC rules should we be considered a PFIC for any taxable year and the application of the recently enacted legislation to their particular situation.

     As discussed above under “— Distributions on ADSs or Preferred Shares,” if we are classified as a PFIC, dividends on our ADSs would not be “qualified dividend income” eligible for preferential rates of United States federal income tax.

Backup Withholding and Information Reporting

     In general, dividends on preferred shares or ADSs, and payments of the proceeds of a sale, exchange or other disposition of preferred shares or ADSs, paid within the United States or through certain United States-related financial intermediaries to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is a U.S. person and that no loss of exemption from backup withholding has occurred.

     You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your United States federal income tax liability by filing a refund claim with the IRS. The amount of any backup withholding tax from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS.

     In addition, U.S. Holders should be aware that recently enacted legislation imposes new reporting requirements with respect to the holding of foreign financial assets, including stock of foreign issuers, if the aggregate value of all of such assets exceeds $50,000. U.S. Holders should consult their own tax advisors regarding the application of the information reporting rules to our preferred shares or ADSs and the application of the recently enacted legislation to their particular situation.

Other Brazilian Taxes

     You should note that any Brazilian IOF/Exchange Tax or IOF/Bonds tax may not be treated as a creditable foreign tax for United States federal income tax purposes, although you may be entitled to deduct such taxes, subject to applicable limitations under the code. You should consult your tax advisors regarding the United States federal income tax consequences of these taxes.

Material Brazilian Tax Considerations

     The following discussion summarizes the material Brazilian tax consequences of the grant, exercise, lapse or sale of rights and ADS rights, and of the acquisition, ownership and disposition of preferred shares or ADSs by a holder that is not domiciled in Brazil for Brazilian tax purposes (“Non Brazilian Holder”). It is based upon the tax laws and regulations of Brazil as in effect on the date hereof, which are subject to change, possibly with retroactive effect and to differing interpretations. Any change to the legislation may change the consequences described below. This discussion does not address all the Brazilian tax considerations that may be applicable to any particular Non Brazilian Holder, and each Non Brazilian Holder should consult its own tax advisor about the Brazilian tax consequences of investing in preferred shares or ADSs. For further description of material Brazilian tax consequences related to our preferred shares and ADSs, see our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated by reference herein.

Income Tax

     Grant of Preferred Share Rights and ADS Rights. A pro rata distribution of preemptive rights to subscribe for preferred shares or ADSs to a Non-Brazilian Holder is not considered a taxable event under Brazilian law. Thus, the grant of preferred share rights or ADS rights to a Non-Brazilian Holder will not be subject to Brazilian tax.

     Exercise of Preferred Share Rights and ADS Rights. The exercise of preferred share rights and ADS rights will not be subject to Brazilian income tax. The amount that a Non-Brazilian Holder pays upon exercise will be considered the acquisition cost of the newly issued shares. The acquisition cost is the basis for calculation of the capital gain subject to tax, when applicable. See “— Taxation of Gains.”

     Lapse of Preferred Share Rights and ADS Rights. The lapse of preferred share rights or ADS rights will not be considered a taxable event under Brazilian income tax law. Therefore, if a Non-Brazilian Holder does not exercise its preferred share rights or ADS rights there will be no Brazilian tax implications.

Taxation of Gains

     Pursuant to Law No. 10,833, of December 29, 2003, gains realized on the disposition or sale of assets located in Brazil, such as preferred shares, are subject to income tax in Brazil, regardless of whether the sale or disposition is made by a Non-Brazilian Holder to a person domiciled in Brazil or not.

     With respect to the disposition of preferred shares, as they are assets located in Brazil, the Non-Brazilian Holder may be subject to income tax on the gains assessed, following the rules described below, regardless of whether the transactions are carried out in Brazil or with a Brazilian resident.

     As to the ADSs, although the matter is not entirely clear, arguably the gains realized by a Non-Brazilian Holder upon the disposition of ADSs to another non-Brazilian resident are not taxed in Brazil, on the basis that ADSs are not assets located in Brazil for the purposes of Law No. 10,833. We cannot assure you, however, that the Brazilian tax authorities or the Brazilian courts will agree with this interpretation. As a result, gains on a disposition of ADSs by a Non-Brazilian Holder to a Brazilian resident, or even to a non-Brazilian resident, in the event that courts determine that ADSs would constitute assets located in Brazil, may be subject to income tax in Brazil according to the rules described below.

     As a general rule, gains realized as a result of a disposition or sale transaction of preferred shares or ADSs are the positive difference between the amount realized on the sale or exchange of the security and its acquisition cost.

     Under Brazilian law, however, income tax rules on such gains can vary, depending on the domicile of the Non-Brazilian Holder, the type of registration of the investment by the Non-Brazilian Holder with the Central Bank and how the disposition is carried out, as described below.

     Gains assessed on a disposition of preferred shares carried out on the Brazilian stock exchange (which includes the transactions carried out on the organized over-the-counter market) are:

  exempt from income tax when assessed by a Non-Brazilian Holder that (i) has registered its investment in Brazil with the Central Bank under the rules of Resolution No. 2,689, of January 26, 2000 (“2,689 Holder”) and (ii) is not a resident in a country that does not tax income or that taxes income at a rate lower than 20% (“Low or Nil Tax Jurisdiction”); or

  subject to income tax at a rate of up to 25% in any other case, including without limitation a case of gains assessed by a Non-Brazilian Holder that is not a 2,689 Holder, or is a resident in a Low or Nil Tax Jurisdiction. In these cases, a withholding income tax of 0.005% of the sale value will be applicable and can be later offset with the eventual income tax due on the capital gain.

     Any other gains assessed on a disposition of preferred shares that is not carried out on a Brazilian stock exchange are subject to income tax at the rate of 15%, or 25% in the case of a Non-Brazilian Holder which resides in a Low or Nil Tax Jurisdiction or in a country or location where the local legislation does not allow access to information related to the shareholding composition of legal entities, to their ownership or to the identity of the effective beneficiary of the income attributed to non-residents. See “Material Brazilian Tax Considerations - Discussion on Low or Nil Tax Jurisdictions” for the risk that this definition is considered to be broader. In the case that these gains are related to transactions conducted on the Brazilian non-organized over-the-counter market with intermediation, the withholding income tax of 0.005% shall also be applicable on the sale value and can be offset against the eventual income tax due on the capital gain.

     In the case of a redemption of preferred shares or ADSs or a capital reduction by a Brazilian corporation, such as our company, the positive difference between the amount received by the Non-Brazilian Holder and the acquisition cost of the preferred shares or ADSs redeemed is treated as capital gain derived from the sale or exchange of shares not carried out on a Brazilian stock exchange market and is therefore subject to income tax at the rate of 15% or 25%, as the case may be.

     As mentioned previously, any exercise of preemptive rights relating to the preferred shares or ADSs will not be subject to Brazilian income tax. Gains realized by a Non-Brazilian Holder on the disposition of preemptive rights in Brazil will be subject to Brazilian income tax according to the same rules applicable to the sale or disposition of preferred shares.

     As a Non-Brazilian Holder of ADSs, you may cancel your ADSs and exchange them for preferred shares and no income tax may be levied on such exchange, as long as the appropriate rules are complied with in connection with the registration of the investment with the Central Bank.

     The deposit of preferred shares by the Non-Brazilian Holders in exchange for ADSs may be subject to Brazilian income tax if the acquisition cost of the preferred shares is lower than (a) the average price per preferred share on a Brazilian stock exchange on which the greatest number of such preferred shares were sold on the day of deposit; or (b) if no preferred shares were sold on that day, the average price on a Brazilian stock exchange on which the greatest number of preferred shares were sold in the 15 trading sessions immediately preceding such deposit. The difference between the acquisition cost and the average price of the preferred shares will be considered to be a capital gain subject to income tax at a rate of 15% or 25%, as the case may be. In some circumstances, there may be arguments to claim that this taxation is not applicable in the case of a Non-Brazilian Holder that is a 2,689 Holder and is not a resident in a Low or Nil Tax Jurisdiction.

Dividends

     Dividends paid by a Brazilian corporation, such as ourselves, including stock dividends and other dividends paid to a Non-Brazilian Holder of shares, are currently not subject to withholding income tax in Brazil to the extent that such amounts are related to profits generated as of January 1, 1996.

Interest on Shareholders’ Equity

     Law 9,249, dated December 26, 1995, as amended, permits a Brazilian corporation, such as us, to make distributions to shareholders of interest on shareholders’ equity and treat those payments as a deductible expense for purposes of calculating Brazilian corporate income tax and social contribution on net profits. These distributions may be paid in cash. For tax purposes, this interest is limited to the daily pro rata variation of the Brazilian long-term interest rate, or TJLP, as determined by the Central Bank periodically, and the amount of the deduction may not exceed:

  50% of net income (after the deduction of social contribution on net profits but before taking into account the provision for corporate income tax and interest on shareholders’ equity) related to the period in respect of which the payment is made; and

  50% of the sum of retained profits and profit reserves as of the date of the beginning of the period in respect of which the payment is made.

     Payment of interest on shareholders’ equity to a Non-Brazilian Holder is subject to the withholding of income tax at the rate of 15%, or 25% if the Non-Brazilian Holder is domiciled in a Low or Nil Tax Jurisdiction. These payments may be included, at their net value, as part of any mandatory dividend. To the extent payment of interest on shareholders’ equity is so included, the corporation is required to distribute to shareholders an additional amount to ensure that the net amount received by them, after payment of the applicable withholding income tax, plus the amount of declared dividends, is at least equal to the mandatory dividend.

Discussion on Low or Nil Tax Jurisdictions

     On June 24, 2008, Law No. 11,727 introduced the concept of “privileged tax regime”, considered as such the tax regime that (i) does not tax income or taxes it at a maximum rate lower than 20%; (ii) grants tax benefits to nonresident entities or individuals (a) without the requirement to carry out a substantial economic activity in the country or dependency or (b) contingent to the non-exercise of a substantial economic activity in the country or dependency; or (iii) does not tax or that taxes the income generated abroad at a maximum rate lower than 20%; or (iv) does not provide access to information related to shareholding composition, ownership of assets and rights or economic transactions carried out.

     In principle, the best interpretation of Law No. 11,727/08 leads us to conclude that the new concept of privileged tax regime should be solely considered in connection with certain specific cases, as transfer pricing rules related to export and import transactions. Moreover, Provisional Measure No. 472, of December 15, 2009, applied the privileged tax regime concept to other income remitted abroad. Although we are of the opinion that the concept of privileged tax regime should not adversely affect the tax treatment of a Non-Brazilian Holder described above, we cannot assure you whether subsequent legislation or interpretations by the Brazilian tax authorities regarding the definition of privileged tax regime will extend such concept to the tax treatment of a Non-Brazilian Holder described above.

Other Brazilian Taxes

     No Brazilian federal inheritance, gift or succession taxes apply to the ownership, sale or disposition of rights, ADS rights, preferred shares or ADSs by a Non Brazilian Holder. Gift and inheritance taxes, however, may be levied by some states in Brazil on gifts made or inheritances bestowed by individuals or entities not resident or domiciled in Brazil or in the relevant state to individuals or entities that are resident or domiciled within such state in Brazil. No Brazilian stamp, issue, registration, or similar taxes or duties will be payable by holders of rights, ADS rights, preferred shares or ADSs.

Tax on Foreign Exchange Transactions

     Brazilian law imposes a Tax on Foreign Exchange Transactions (“IOF/Exchange”), due on the conversion of reais into foreign currency and on the conversion of foreign currency into reais. Currently, for most foreign exchange transactions, the rate of IOF/Exchange is 0.38% . However, the inflow and outflow of resources into and from Brazil related to investments carried out by Non-Brazilian Holders in the Brazilian financial and capital markets are currently subject to IOF/Exchange at the respective rates of 2% and 0%. In any case, the Brazilian government may increase the rate at any time up to 25.0% . However, any increase in rates may only apply to future transactions.

Tax on Transactions Involving Bonds and Securities

     Brazilian law imposes a Tax on Transactions Involving Bonds and Securities (“IOF/Securities”), on transactions involving bonds or securities, including the transactions carried out on Brazilian stock, futures or commodities exchanges. The rate of the IOF/Securities with respect to preferred shares is currently 0%. The transfer of the preferred shares to a Brazilian depositary bank for the issuance of the ADSs is subject to IOF/Securities at the rate of 1.5% . The Brazilian Government, however, has the legal authority to increase the rate to a maximum of 1.5% per day, but only in respect to future transactions.

PRINCIPAL SHAREHOLDERS

     The following table sets forth information relating to the beneficial ownership of our common shares and preferred shares as of December 31, 2009, by each person known by us to beneficially own 5% or more of our common shares or preferred shares and all our directors and officers as a group.

     Each shareholder’s percentage ownership in the following table is based on the 133,199,658 common shares and 132,079,880 preferred shares outstanding as of December 31, 2009.

	Common Shares		Preferred Shares		Total Shares

	Shares	(%)	Shares	(%)	Shares	(%)

Fundo de Investimento em Participações ASAS (1)	133,199,642	100.0%	35,610,617	27.0%	168,810,259	63.6%
Executive officers and directors	16	0%	2,066,787	1.6%	2,066,803	0.8%
Stock Held in Treasury	-	-	454,425	0.3%	454,425	0.2%
Free Float	-	-	93,948,051	71.1%	93,948,051	35.4%

Total	133,199,658	100.0%	132,079,880	100.0%	265,279,538	100.0%

(1) Fundo de Investimento em Participações Asas is controlled equally by Constantino de Oliveira Junior, Henrique Constantino, Joaquim Constantino Neto and Ricardo Constantino.

EXPENSES OF THE OFFERING

     We estimate that our expenses in connection with this offering of notes will be as follows:

Expenses	Amount (in US$)

Securities and Exchange Commission registration fee	3,615
NYSE listing fee	5,000
Printing and engraving expenses	20,000
Legal fees and expenses	60,000
Accountant fees and expenses	25,000
Miscellaneous costs	25,000

Total	US$138,615

     All amounts in the table are estimated except the Securities and Exchange Commission registration fee.

VALIDITY OF SECURITIES

     The validity of the preferred shares offered and sold in this rights offering and other matters governed by Brazilian law will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, São Paulo, Brazil.

EXPERTS

     Our consolidated financial statements for the year ended December 31, 2009, incorporated in this prospectus by reference from our Annual Report on Form 20-F for the year ended December 31, 2009, and the effectiveness of Gol Linhas Aéreas Inteligentes S.A. internal controls over financial reporting as of December 31, 2009, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Our consolidated financial statements and management’s assessment are incorporated by reference in reliance on Deloitte Touche Tohmatsu Auditores Independentes’ reports, given on their authority as experts in accounting and auditing.

     Ernst & Young Auditores Independentes S.S., independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 20-F for the years ended December 31, 2008 and 2007 and the effectiveness of our internal control over financial reporting as of December 31, 2008 and 2007 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young Auditores Independentes S.S.’s report, given on their authority as experts in accounting and auditing.

ENFORCEMENT OF JUDGMENTS AGAINST FOREIGN PERSONS

     We are incorporated under the laws of Brazil. Substantially all of our assets are located outside the United States. The majority of our directors and all our officers and certain advisors named herein reside in Brazil, and all or a significant portion of the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them or us in United States courts judgments predicated upon the civil liability provisions of the federal securities laws of the United States.

     We have been advised by our Brazilian counsel, Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, that judgments of United States courts for civil liabilities based upon the federal securities laws of the United States may be, subject to the requirements described below, enforced in Brazil. A judgment against us, or the persons described above obtained outside Brazil would be enforceable in Brazil without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Superior Court of Justice. That confirmation, generally, will occur if the foreign judgment:

  fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted,

  is issued by a competent court after proper service of process is made in accordance with Brazilian law, or after sufficient evidence of the parties’ absence has been given,

  is not subject to appeal,

  is for the payment of a sum certain,

  is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and is not contrary to Brazilian national sovereignty, public policy or public morality.

     We cannot assure you that the confirmation process described above will be conducted in a timely manner.

     Any judgment obtained or enforced against the Company in a Brazilian court by a non-Brazilian resident in respect of any sum payable by the Company will be expressed in reais, equivalent to the applicable amount of U.S. dollars converted at the commercial exchange rate of the date on which such judgment is obtained.

     We have been further advised by our Brazilian counsel that:

  original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable law, Brazilian courts may enforce liabilities in such actions against us, our directors, our executive officers and the advisors named in this prospectus; and

  the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain assets of ours is limited by provisions of Brazilian law.

     A plaintiff (whether Brazilian or non-Brazilian) residing outside Brazil during the course of litigation in Brazil must provide a bond to guarantee court costs and legal fees if the plaintiff owns no real property in Brazil that could secure such payment. The bond must have a value sufficient to satisfy the payment of court fees and defendant’s attorney fees, as determined by the Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian Superior Court of Justice.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers

     Except as hereinafter set forth, there is no provision of our bylaws or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

     We maintain liability insurance policies insuring our directors and officers against certain liabilities that they may incur in such capacities.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we acknowledge that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 9. Exhibits

     (a) The following documents are filed as part of this Registration Statement:

3.1(1)	By-laws of the Registrant (English translation).
4.1(2)
Form of Deposit Agreement among the Registrant, The Bank of New York Mellon, as depositary, and the Holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipts.

4.2	Form of ADS Rights Agent Agreement between the Registrant and The Bank of New York Mellon, as rights agent.
5.1	Form of Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, regarding the preferred shares of the Registrant.
8.1	Form of Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga-Advogados, as to tax matters.
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23.2	Consent of Ernst & Young Auditores Independentes S.S.
23.3	Consent of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page to the Registration Statement).

____________
(1) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Annual Report on Form 20-F for the year ended December 31, 2009, as filed on April 1, 2010.
(2) Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form F-1, filed June 1, 2004, as amended on June 17, 2004 and June 23, 2004, File No. 333-116054.

     (b) Financial Statement Schedules

     None.

Item 10. Undertakings

     The undersigned registrant hereby undertakes:

(1) that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of São Paulo, São Paulo, Brazil, on April 1, 2010.

GOL LINHAS AÉREAS INTELIGENTES S.A.

By:	/s/ Constantino de Oliveira Junior

Name:	Constantino de Oliveira Junior
Title:	President, Chief Executive Officer

By:	/s/ Leonardo Porciúncula Gomes Pereira

Name:	Leonardo Porciúncula Gomes Pereira
Title:	Executive Vice President, Chief Financial, Acounting and Investor Relations Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Álvaro de Souza, Constantino de Oliveira Junior, Henrique Constantino, Joaquim Constantino Neto, Ricardo Constantino and Leonardo Porciúncula Gomes Pereira, and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this Registration Statement, including to sign in the name and on behalf of the undersigned, this Registration Statement and any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith) to this Registration Statement and any subsequent registration statement filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on April 1, 2010 in the capacities indicated:

Name	Title

/s/ Álvaro de Souza	Chairman of the Board of Directors

Álvaro de Souza

/s/ Constantino de Oliveira Junior	Director, President and Chief Executive Officer

Constantino de Oliveira Junior

/s/ Henrique Constantino	Director

Henrique Constantino

/s/ Joaquim Constantino Neto	Director

Joaquim Constantino Neto

/s/ Ricardo Constantino	Director

Ricardo Constantino

/s/ Antonio Kandir	Director

Antonio Kandir

/s/ Luiz Kaufmann	Director

Luiz Kaufmann

/s/ Richard F. Lark, Jr.	Director

Richard F. Lark, Jr.

/s/ Paulo Kakinoff	Director

Paulo Kakinoff

/s/ Leonardo Porciúncula Gomes Pereira	Executive Vice President Chief Financial Officer, Chief Accounting Officer and Investor Relations Officer

Leonardo Porciúncula Gomes Pereira

Puglisi & Associates	Authorized Representative in the United States

/s/ Donald J. Puglisi

By: Donald J. Puglisi
Authorized Signatory

EXHIBIT INDEX

4.2	Form of Rights Agency Agreement between the Registrant and The Bank of New York Mellon, as rights agent.
5.1	Form of Opinion of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga Advogados, Brazilian legal counsel of the Registrant, regarding the preferred shares of the Registrant.
8.1	Form of Opinion of Mattos Filho, Veiga, Filho, Marrey Jr. e Quiroga-Advogados, as to tax matters.
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes.
23.2	Consent of Ernst & Young Auditores Independentes S.S.